Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors

The Ultimate Software Group, Inc.:

      We consent to the incorporation by reference into the previously filed Registration Statement on Form S-8 (No. 333-55985) of The Ultimate Software Group, Inc. and subsidiary of our report dated January 31, 2003 except as to Note 4, which is as of March 27, 2003, with respect to the consolidated balance sheet of The Ultimate Software Group, Inc. and subsidiary as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2002, and the related financial statement schedule, which reports appear elsewhere in this Annual Report on Form 10-K.

/s/ KPMG LLP

KPMG LLP

Miami, Florida

March 27, 2003

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